Exhibit 10.3

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between IdentiPHI, Inc. (“Company”) and John E. Atkinson (“Employee”) with respect to the following facts:

A. Employee is currently employed by Company as its President pursuant to the terms of an employment agreement dated February 12, 2008 (the “Employment Agreement”).

B. Employee has decided to resign from his employment with Company effective as of September 30, 2008 (the “Separation Date”). Company wishes to reach an amicable separation with Employee and assist Employee’s transition to other employment. Employee’s last day of employment with Company is the Separation Date.

C. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Subject to the execution of this Separation Agreement, Company will provide Employee with certain benefits that he would not otherwise be entitled to receive as a result of his resignation from employment and to resolve any claims that Employee has or may have against Company.

2. Subject to Employee’s compliance with the terms of this Separation Agreement, Company shall provide Employee with gross compensation of $7,692.31, net of applicable taxes and withholdings, as cash in lieu of 80 hours of accrued and unused PTO as of the Separation Date. Employee acknowledges that, following the payment of such sum, as of the Separation Date, Employee has been paid all wages, including salary, bonuses, commissions, and cash in lieu of any accrued, unused PTO earned during employment with Company and has been reimbursed by Company for all reimbursable business expenses incurred by him through the Separation Date. Employee acknowledges that he was never denied any federal Family Medical Leave Act (“FMLA”) or any similar state law right or benefits by Company, including but not limited to Company’s denial of any request by Employee for leave under FMLA or any similar state law. Employee further acknowledges that he has no pending claims under FMLA or any similar state law against the Company.

3. Employee has been granted an aggregate of 219,548 shares of restricted stock (the “Restricted Stock Award”), 192,104 of which remain unvested as of the Separation Date (the “Unvested Shares”). Employee and Company agree that Employee’s resignation from employment with Company shall constitute Employee’s voluntarily ceasing to provide Services to the Participating Company Group without Good Reason (as such terms are defined in the Restricted Stock Purchase Agreement) as of the Separation Date for purposes of the Restricted Stock Award. Accordingly, as set forth in the terms of the Notice of Grant of Stock Purchase Right, the Restricted Stock Purchase Agreement and Company’s 2007 Equity Incentive Plan pursuant to which the Restricted Stock Award was granted to Employee, effective on the Separation Date the Unvested Shares shall cease to vest and Company shall have the right to repurchase the Unvested Shares under the terms and subject to the conditions set forth in the Restricted Stock Purchase Agreement. Notwithstanding any provision to the contrary in any prior agreement between Company and Employee with respect to the Restricted Stock Award, including but not limited to the Restricted Stock Purchase Agreement, the aggregate purchase price for the Unvested Shares being repurchased by Company shall be $0.01. This Separation Agreement shall constitute written notice to Employee of Company’s exercise of its repurchase right pursuant to Section 5.3 of the Restricted Stock Purchase Agreement with respect to all of the Unvested Shares.

4. Except with respect to the obligations created by this Separation Agreement, Employee and his successors release Company, its parents, subsidiaries and affiliated entities, and each of their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Separation Agreement, including, but not limited to, any claims that are based upon or arise out of Employee’s employment with Company or the termination of that employment, and any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act or any other applicable law. However, the release contained in this paragraph 4 (the “Release of Claims”) is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of the Release of Claims under the Age Discrimination in Employment Act of 1967, as amended. The Release of Claims is also not intended to bar any claims to indemnification under applicable statutes, Company’s certificate of incorporation or bylaws, or an indemnification agreement between Company and Employee. Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. Except with respect to the obligations created by this Separation Agreement and any agreements described in paragraph 6, Company and its successors and assigns forever release and absolutely discharge Employee and his successors and assigns from any and all claims, demands, damages, debts, liabilities, actions and causes of action, whether now known or unknown, which Company now has, or at any other time had, or shall or may have against Employee based upon, arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date this Separation Agreement is signed (collectively referred to as the “Company Released Matters”). Notwithstanding the above release, Company Released Matters shall exclude any hereafter discovered breach by Employee of his legal and professional duties as Chief Executive Officer and director to Company.

5. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement;

(c) that Employee has obtained and considered such legal counsel as Employee deems necessary; (d) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) that by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by the Company’s Chief Executive Officer or Chief Financial Officer by 5:00 p.m. Eastern time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven-day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day.

6. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between Company and Employee. On or before the Separation Date, Employee will return to Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers (unless separately agreed to purchase from the Company) , computer equipment, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with Company or otherwise came into his possession. Employee agrees in response to reasonable requests made by Company to cooperate fully and assist Company in any matter in which Employee has been involved during the course of Employee’s employment. Such assistance shall include providing information, preparing or reviewing documents, submitting to depositions, providing testimony and general cooperation to assist Company in explaining its position with respect to any matter in which Employee may have been involved as an employee of Company. In the event Employee incurs reasonable out-of-pocket expenses in providing such assistance during his lifetime, including reasonable attorneys’ fees, Company shall reimburse such eligible expenses in accordance with Company’s policy for reimbursement of senior executive officer expenses, including the requirements of such policy for documentation of such expenses. The contractual right to reimbursement shall not apply to any matter for which Employee has sought advancement of expenses and/or indemnification pursuant to Company’s bylaws, any indemnification agreement to which Employee is a party or reimbursement under any applicable directors and officers liability insurance policy. Company shall pay the reimbursement of eligible expenses on or before the last day of Employee’s taxable year following the taxable year in which the applicable expense was incurred by Employee. The amount of such expenses eligible for reimbursement during a taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee.

7. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Separation Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Company intends that income provided to Employee pursuant to this Separation Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (the “Code”). The provisions of this Separation Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Separation Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Separation Agreement. Employee represents that he has consulted his own attorney regarding the application of Section 409A of the Code to this Separation Agreement.

8. Employee and Company agree to be bound by Section 8 – Mutual Non-Disparagement of the Employment Agreement.

9. Employee agrees to be bound by Section 9.1 – Non-solicitation of Customers or Prospects and Section 9.2 - Non-Solicitation and Non-Hire of Company’s Employees of the Employment Agreement. Employee understands and acknowledges that he has been privy to and has obtained Company confidential information during his employment. Employee agrees and understands that he shall not use or disclose in any manner not authorized in writing by Company any confidential information obtained by him in connection with his employment.

10. Employee acknowledges and agrees that he is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person in possession material non-public information about a public company and that Employee will comply with such laws. Specifically, Employee acknowledges and agrees that it is illegal to buy, sell, purchase options in or otherwise trade in Company’s securities if he possesses material non-public information about Company.

11. Employee acknowledges and agrees that he is aware of the filing obligations under Section 13 of the Exchange Act of 1934 with respect to beneficial owners of more than 5% of Company’s common stock.

12. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Separation Agreement. In the event of any legal action relating to or arising out of this Separation Agreement, the substantially prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

13. This Separation Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

14. This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of (a) any agreements between the parties with respect to the Restricted Stock Award, which shall be modified only as set forth in paragraph 3 hereof, and (b) any agreements described in paragraph 6. This Separation Agreement will be deemed to supersede and amend in its entirety the Employment Agreement, except for Sections 8, 9.1 and 9.2 of the Employment Agreement as described above in paragraph 8 and 9. Employee acknowledges and agrees that the Employee’s resignation as President does not provide any rights under, and will not be asserted by Employee as grounds for any benefits under, the Employment Agreement, nor will Employee assert such resignations otherwise as grounds for any claim against Company for constructive termination of employment. This Separation Agreement may not be modified or amended except by a document signed by an authorized officer of Company and Employee.

15. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

16. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by any party hereto in breach hereof.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: ________________________	By:
John E. Atkinson

IDENTIPHI, INC.

Dated: ________________________	By:
Christer Bergman
Chief Executive Officer